Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Whom It May Concern:

We hereby consent to the incorporation by reference into the Registration Statement of BIO-key International, Inc. on Form S-8, filed August 27, 2025, of our Report of Independent Registered Public Accounting Firm, dated April 23, 2025 on the balance sheet of BIO-key International Inc. as of December 31, 2024 and 2023 and the related statements of operations, changes in stockholder’s equity and cash flows for the years then ended.

Very truly yours,

/s/ Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

August 27, 2025

179 N. Gibson Rd., Henderson, NV 89014 l 702.703.5979 www.bushandassociatescpas.com